                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Adam C. Derbyshire                    Mike Freeman
          Vice President and                    Director, Investor Relations and
          Chief Financial Officer               Corporate Communications
          919-862-1000                          919-862-1000


       SALIX PHARMACEUTICALS REPORTS SECOND QUARTER 2002 FINANCIAL RESULTS

RALEIGH, NC, July 30, 2002 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced operating results for the second quarter of 2002. The Company reported a net loss of $5.2 million, or $0.24 per share, for the second quarter of 2002. Product revenues for the period were $7.3 million, an increase of 74%, compared to $4.2 million for the prior year period. Product revenues for the first six months of 2002 were $13.5 million, an increase of 80%, compared to $7.5 million for the first six months of 2001. Product revenues were derived from sales of COLAZAL(R) (balsalazide disodium) Capsules 750 mg, the Company's first-line therapy for the treatment of mildly to moderately active ulcerative colitis. Cost of sales was $1.8 million for the second quarter and $3.4 million for the first six months of 2002. Gross margin was 75.5% and 75.2%, respectively, for the same periods.

Operating expenses were $12.8 million for the second quarter of 2002, compared to $8.9 million for the prior year period. Operating expenses were $23.9 million for the first six months of 2002, compared to $17.4 million for the prior year period. Selling, general and administrative expenses were $7.5 million and $14.4 million for the second quarter and first six months of 2002, respectively, compared to $5.6 million and $11.2 million for the same respective periods of 2001. Research and development expenses were $3.5 million for the second quarter of 2002, compared to $1.5 million for the prior year period. Research and development expenses were $6.0 million for the first six months of 2002, compared to $2.9 million for the first six months of 2001.

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Cash, cash equivalents and investments were $69.4 million on June 30, 2002.

Commenting on the quarter, Carolyn Logan, President and Chief Executive Officer, stated, "COLAZAL continues to be a great product for us. Approximately 44,000 prescriptions were written during the second quarter of 2002, compared to 34,200 prescriptions during the first quarter of 2002. This represents a 29% quarter-over-quarter rate of growth. The 44,000 prescriptions written during the quarter represent a 280% year-over-year increase compared to the 11,600 prescriptions written during the second quarter of 2001. Based upon information currently available, we continue to estimate that net COLAZAL sales for 2002 will be between $30 and $35 million.

"We believe that today Salix is in its strongest position ever to accomplish its mission to become the leading specialty gastroenterology company in the United States. We are executing our strategy. Our 60-member specialty sales force is building relationships with gastroenterologists, our in-house product development team is working to expand the commercial possibilities for rifaximin, and, as announced earlier this month, we have in-licensed rights to an additional product and have established a collaboration with Dr. Falk Pharma GmbH. The mesalamine pellet product we have in-licensed illustrates our commitment to providing gastroenterologists and their patients with product innovations for the treatment of gastrointestinal disease. Feedback from gastroenterologists indicates that no single anti-inflammatory agent provides optimal therapy for all patients, and consequently, the more treatment options available, the better. We have listened to our customers and intend to develop this late-stage product to compliment COLAZAL as another option a gastroenterologist can use to tailor therapy to meet the specific needs of an individual patient. Our collaboration with Dr. Falk Pharma represents a key strategic alignment of one of the leading gastroenterology companies in Europe with Salix. Under the terms of our agreement, we now have access to one of the most highly respected and productive gastroenterology-focused research and development organizations in the world. We are intent on expanding our business and look forward to the future with great anticipation."

Adam Derbyshire, Vice President, Finance and Administration, and Chief Financial Officer, stated, "The in-licensing of rights to the pellet formulation of mesalamine is the first of what we

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intend to be a number of acquisitions as we work to build the Company's product pipeline. We expect research and development expenses for the second half of the year will include the upfront payment for the new mesalamine product and activities in preparation of a Phase III study that we anticipate initiating during the first quarter of 2003. Other R&D expenses for the first six months and anticipated for the remainder of the year include costs associated with several small, single-center studies of rifaximin currently, or soon to be, underway. Based upon information currently available, we estimate that net loss for 2002 will be between $1.15 and $1.35 per share."

The Company will host a conference call at 10:00 a.m. EDT, on July 30, 2002 to discuss the subjects of this press release. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. The web cast will be archived on the Company's web site through August 5.

The telephone numbers to access the conference call are (800) 231-9012 (U.S. and Canada) or (719) 457-2617 (international.) A replay of the call will be available from 1:00 p.m., EDT, July 30 through August 5. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 310572.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete the required development and regulatory submission of these products, and market them through the Company's 60-member gastroenterology specialty sales force. Salix's first marketed product is COLAZAL(R), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix's next product candidate is rifaximin, currently in development for the potential treatment of infections

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of the gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers' diarrhea to the FDA on December 26, 2001. In July 2002, Salix acquired exclusive U.S. development and marketing rights to a pellet formulation of mesalamine. The Company intends to complete the development work required to secure regulatory approval for the product in the U.S. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com.

                                 Table follows

Salix Pharmaceuticals, Ltd.
Condened Consolidated Statement of Operations
Unaudited
(In thousands, except per share data)

                                                         Three Months Ended               Six Months Ended
                                                     June 30,           June 30,     June 30,          June 30,
                                                       2002               2001         2002              2001
                                                   (unaudited)        (unaudited)   (unaudited)       (unaudited)
                                                   ------------------------------   -----------------------------
Revenues:
   Product revenue                                 $    7,337         $     4,163   $   13,548        $     7,453
   Revenue from collaborative agreements                    -               1,376            -              2,751
                                                   ------------------------------   -----------------------------
      Total revenues                                    7,337               5,539       13,548             10,204

Operating Expenses:
   Cost of products sold                                1,797               1,080        3,363              1,866
   License fees and costs related to
      collaborative agreements                             31                 808           63              1,500
   Research and development                             3,532               1,456        6,016              2,891
   Selling, general and administrative                  7,458               5,604       14,436             11,162
                                                   ------------------------------   -----------------------------
      Total costs and expenses                         12,818               8,948       23,878             17,419

   Loss from operations                                (5,481)             (3,409)     (10,330)            (7,215)
   Interest and other income/(expense), net               267                 100          392                  9
   Income tax                                               -                   -            -                  -
                                                   ------------------------------   -----------------------------

Net loss                                           $   (5,214)        $    (3,309)  $   (9,938)       $    (7,206)

Net loss per share                                 $    (0.24)        $     (0.22)  $    (0.51)       $     (0.51)
                                                   ==============================   =============================
Weighted average shares outstanding                    21,334              14,766       19,624             14,242
                                                   ==============================   =============================

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Salix Pharmaceuticals, Ltd.
Condensed Consolidated Balance Sheets
(In thousands)

                                                        June 30,       December 31,
                                                          2002             2001
                                                      (unaudited)       (audited)
                                                       ----------------------------
Assets
 Cash, cash equivalents and investments                $    69,367     $    27,868
 Accounts receivable                                         4,317           2,378
 Inventory                                                   9,511           6,274
 Other assets                                                2,201           2,070
                                                       ----------------------------

    Total Assets                                       $    85,396     $    38,590
                                                       ============================

Liabilities & Stockholders' Equity
 Accounts payable and other current liabilities        $     7,179     $     8,094
 Deferred revenue                                            3,066           2,902
                                                       ----------------------------
     Total current liabilities                              10,245          10,996

 Common stock                                                   21              17
 Additional paid-in-capital                                131,115          73,461
 Accumulated deficit                                       (55,821)        (45,884)
 Other comprehensive loss                                     (164)             -
                                                       ----------------------------
 Total Stockholders' Equity                                 75,151          27,594
                                                       ----------------------------

Total Liabilities & Equity                             $    85,396     $    38,590
                                                       ============================

     Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.